February 27, 2003



Mr. Shaun Real Ernst & Young LLP
200 Clarendon St.
Boston, MA 02116

RE:  U.S. GLOBAL ACCOLADE FUNDS

Dear Mr. Real:

I previously furnished you with certain information in connection with your examination of the financial statements of the U.S. Global Accolade Funds (consisting of the Bonnel Growth Fund, MegaTrends Fund and Eastern European Fund and referred to, collectively, as the "Trust") as of October 31, 2002.

I serve in the position of President and General Counsel to U.S. Global Investors, Inc., investment adviser to the Trust. In such capacity, I review various litigation and threatened or asserted claims involving the Trust and related persons, and, as necessary, I consult and coordinate with outside counsel with respect to various matters involving securities laws, taxation, corporate and other matters.

The representations in my letter dated December 19, 2002, remain current as of the date of this letter.

This letter is solely for your information in connection with providing a consent for incorporation by reference in the Form N-1A and is not to be quoted in whole or in part or otherwise referred to in any financial statements of the Trust or any related document, nor is it to be filed with or otherwise provided to any governmental agency or other party, without in each case our prior written consent.

This response is limited by, and in accordance with, the ABA Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information (December
1975); without limiting the generality of the foregoing, the limitations set forth in such Statement on the scope and use of this response (Paragraphs 2 and 7) are specifically incorporated herein by reference, and any reference herein to "loss contingencies" is qualified in its entirety by Paragraph 5 of the Statement and the accompanying Commentary (which is an integral part of the Statement). Consistent with the last sentence of Paragraph 6 of the ABA Statement of Policy (but contrary to the Trust's specific request), this will confirm only that whenever, in the course of performing legal services for the Trust with respect to a matter recognized to involve an unasserted possible claim or assessment that may call for financial statement disclosure by the Trust, we have formed a professional conclusion that the Trust must disclose or consider disclosure concerning such possible claim or assessment, we, as a matter of professional responsibility to the Trust, will so advise the Trust and will consult with the Trust concerning the question of such disclosure and the applicable requirements of Statement of Financial Accounting Standards No. 5.

Sincerely,

/s/ Susan B. McGee

Susan B. McGee
President and General Counsel